Exhibit 99.1

Sprint Corporation	NTELOS Holdings Corp.

Media Contact:	Jeffrey Goldberger / Rob Fink
Scott Sloat, 240-855-0164	KCSA Strategic Communications
scott.sloat@sprint.com	P: 212-896-1249 / 212-896-1206
Email: jgoldberger@kcsa.com / rfink@kcsa.com
Investor Contact:
Brad Hampton, 800-259-3755 investor.relations@sprint.com

Sprint and NTELOS Extend Strategic Network Alliance Through 2022

–Expands 4G LTE Coverage for Sprint Customers

–Provides nTelos Access to Sprint’s Tri-Band Spectrum

OVERLAND PARK, Kan. & WAYNESBORO, Va. – May 22, 2014 – Sprint Corporation (“Sprint,” NYSE: S) and NTELOS Holdings Corp. (NASDAQ: NTLS) today announced that Sprint and NTELOS Inc. (“nTelos”) reached an amended agreement to extend their Strategic Network Alliance (“SNA”) through 2022. Under the agreement, nTelos will continue to serve as the exclusive network provider for Sprint in the SNA territory, which covers approximately 2.1 million people in West Virginia and the western part of Virginia. In addition, Sprint customers will gain access to nTelos’s recently launched 4G LTE network and nTelos will have access to Sprint’s 800 MHz, 1.9 GHz and 2.5 GHz spectrum throughout the territory. nTelos plans to maximize the network experience for both its retail and wholesale customers by committing to expand and build its 4G LTE network in the SNA territory to specifications aligned with Sprint’s network modernization program.

“Extending our agreement with nTelos illustrates Sprint’s long-term commitment to enhancing competition by partnering with rural wireless carriers to provide faster networks, better coverage and more choice to Americans in underserved areas,” said Michael C. Schwartz, Sprint senior vice president of Corporate and Business Development. “The continuation of our long-standing relationship with nTelos allows Sprint to maximize our spectrum assets, reduce capital expenditures and provide our customers in western Virginia and West Virginia with expanded 4G LTE services.”

“Sprint and nTelos have been close partners since 1999, and today’s announcement further solidifies our relationship,” said James A. Hyde, CEO of NTELOS Holdings Corp. “The amended agreement will provide both nTelos and Sprint with a state-of-the-art network in the SNA territory from which each company can better serve our customers, compete more effectively and grow our respective market share. By making additional investments in our network, we expect to satisfy the growing voice and data needs of our largest customer as well as those of our retail subscribers and other wholesale partners. In addition, the agreement enhances our retail offering by providing nTelos customers with access to the Sprint Spark 4G network. We are excited to begin this next chapter of our relationship with Sprint and leverage it to find new and accretive ways to grow nTelos.”

Sprint’s agreement with nTelos builds on initiatives announced in March by Sprint, the Competitive Carriers Association and NetAmerica Alliance that seek to accelerate the deployment of 4G LTE coverage throughout underserved American communities. The programs foster a competitive 4G LTE wireless ecosystem — reducing roaming costs for carriers and improving competition, while expanding Sprint’s coverage by giving its customers the ability to roam on regional and rural carriers’ networks.

For additional details related to the SNA Agreement, please see the NTELOS Holdings Corp. Form 8-K filed with the Securities and Exchange Commission on May 22, 2014.

About Sprint

Sprint (NYSE: S) offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint served nearly 55 million customers as of March 31, 2014 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint as the most improved company in customer satisfaction, across all 47 industries, during the last five years. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America in 2011, 2012 and 2013. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

About NTELOS

NTELOS Holdings Corp., operating through its subsidiaries as “nTelos Wireless,” is headquartered in Waynesboro, Va., and provides high-speed, dependable nationwide voice and data coverage for approximately 468,000 retail subscribers based in Virginia, West Virginia and portions of Maryland, North Carolina, Pennsylvania, Ohio and Kentucky. The Company’s licensed territories have a total population of approximately 8.0 million residents, of which its wireless network covers approximately 6.0 million residents. The Company is also the exclusive wholesale provider of network services to Sprint Corporation in the western Virginia and West Virginia portions of its territories for all Sprint CDMA and LTE wireless customers.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. There are important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements. We advise the reader to review in detail the cautionary statements and risk factors included in our SEC filings, including our most recent Annual Report filed on Form 10-K.

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